UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 22, 2016

IMS Health Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36381	27-1335689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

83 Wooster Heights Road

Danbury, CT 06810

(Address of principal executive offices, including zip code)

(203) 448-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On September 22, 2016, IMS Health Holdings, Inc. (“IMS Health”) held a special meeting of stockholders (the “IMS Health Special Meeting”) at which holders of IMS Health common stock, par value $0.01 per share, approved each of the proposals relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2016, as it may be amended from time to time (the “Merger Agreement”), by and between Quintiles Transnational Holdings Inc. (“Quintiles”) and IMS Health. Final voting results are presented below.

Proposal 1: The proposal to adopt the Merger Agreement:

Votes For	Votes Against	Abstentions	Broker Non-Votes

320,284,444	18,232	808,519	N/A

Proposal 2: The proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation of Quintiles as the surviving corporation in the merger:

Votes For	Votes Against	Abstentions	Broker Non-Votes

320,364,106	33,339	713,750	N/A

Proposal 3: The proposal to approve the number of authorized shares contained in the Delaware certificate of incorporation of Quintiles as the surviving corporation in the merger:

Votes For	Votes Against	Abstentions	Broker Non-Votes

320,236,456	84,430	790,309	N/A

Proposal 4: The proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its name executive officers as they relate to the merger:

Votes For	Votes Against	Abstentions	Broker Non-Votes

316,305,956	4,098,044	707,195	N/A

Proposal 5: The proposal to adjourn the IMS Health Special meeting was not necessary or appropriate because there were sufficient votes at the time of the special meeting to approve Proposals 1 through 3, above.

Item 8.01. Other Events.

Mandatory Pre-Closing Merger Reviews by Regulators Completed

As described in the definitive joint proxy statement/prospectus filed with the SEC by each of Quintiles and IMS Health on August 16, 2016, Quintiles and IMS Health were required to file notifications to various competition authorities prior to completing the merger. At this time, in response to those filings, all mandatory pre-merger waiting periods have expired and all mandatory pre-merger clearances have been received. IMS Health now expects to close the merger on or about October 3, 2016, subject to customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMS Health Holdings, Inc.

By:	/s/ Ronald E. Bruehlman
Name:	Ronald E. Bruehlman
Title:	Senior Vice President & Chief Financial Officer

Date: September 22, 2016